Exhibit 99.1

                 TECHNICAL COMMUNICATIONS CORPORATION
          Reports Results for the Fiscal Fourth Quarter and
                    Year Ended September 24, 2005

    CONCORD, Mass.--(BUSINESS WIRE)--Nov. 18, 2005--Technical Communications Corporation (OTC BB: TCCO.OB) today announced its results for the fiscal quarter and year ended September 24, 2005. For the quarter ended September 24, 2005, the Company reported net income of $349,000, or $0.26 per share, on revenue of $1,228,000, as compared to net income of $172,000, or $0.13 per share, on revenue of $1,303,000 for the same period in fiscal 2004. For the year ended September 24, 2005, the Company reported revenue of $3,721,000 and a net loss of $30,000, or $0.02 per share, as compared to revenue of $4,876,000 and net income of $1,134,000, or $0.84 per share, for fiscal 2004.
    Commenting on corporate performance, Mr. Carl H. Guild, Jr., President and Chief Executive Officer of TCC said, "The fourth quarter demonstrated the improvement in results we were anticipating, falling just short of returning us to profitability for the fiscal year. We expect the quarter's positive performance to continue in fiscal 2006, although we anticipate short-term swings in profitability.
    During the quarter, TCC completed development of a major upgrade program for a significant customer in Africa. This milestone is important to the Company as it opens the door for future hardware procurements of the upgraded product line. This customer is expected to begin new procurements in fiscal 2006. During the quarter, a large spares order also was shipped to the same customer to maintain the logistical support for various deployed TCC systems. TCC believes this overall program is consistent with our strategic commitment to the expansion of our secure network business for international governments. We also believe our deployed systems can be cost-effectively upgraded to provide increased performance and security and a minimum of operational disruption. It has been our experience that many governments, which operate on restricted budgets, find TCC's evolutionary approach attractive and affordable."
    Continuing, Mr. Guild said, "As mentioned in our previous earnings release, we continue to pursue initiatives in Iraq and Afghanistan for TCC radio encryptors. These efforts are moving forward and we hope to see some results during fiscal 2006. Of increasing interest in several international markets is TCC's new CT8000 Secure Wireless GSM phone. Testing and demonstrations are proceeding, as well as discussions pertaining to the interoperabilty requirements for communication with already deployed TCC land-line systems. Through the CipherONE(TM) Secure Wireless product line featuring CipherTalk encryption, TCC expects to reach the government and enterprise users who require high security, cellular communications."

    About Technical Communications Corporation

    TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's security solutions protect information privacy on every continent in over 100 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

    Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company's ability to achieve and sustain growth and profitability, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates," "believes," "expects," "may," "plans" and "estimates," among others, involve known and unknown risks. The Company's results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended December 25, 2004, March 26, 2005 and June 25, 2005 and the Company's Annual Report on Form 10-KSB for the fiscal year ended September 25, 2004.


                 Technical Communications Corporation
               Condensed consolidated income statements

                                                    Quarter ended
                                                9/24/05       9/25/04
                                               ---------    ----------
   Net sales                                 $1,228,000  $  1,303,000
   Gross profit                                 870,000       849,000
   S, G & A expense                             355,000       489,000
   Product development costs                    177,000       194,000
   Operating income                             338,000       165,000
   Net income                                $  349,000  $    172,000
   Net income per share:
             Basic                           $     0.26  $       0.13
             Diluted                         $     0.23  $       0.11

                                                     Year ended
                                                9/24/05       9/25/04
                                               ---------     ---------
   Net sales                                $ 3,721,000   $ 4,876,000
   Gross profit                              2,405 ,000     3,073,000
   S, G & A expense                           1,562,000     1,542,000
   Product development costs                    920,000       444,000
   Operating income (loss)                      (77,000)    1,087,000
   Net income  (loss)                       $   (30,000)  $ 1,134,000
   Net income (loss) per share:
             Basic                          $    ( 0.02)  $      0.84
             Diluted                        $     (0.02)  $      0.75

Condensed consolidated balance sheets
                                                9/24/05       9/25/04
                                               ---------     ---------
  Cash                                       $1,199,000    $2,238,000
  Accounts receivable, net                      973,000       330,000
  Inventory                                   1,448,000     1,247,000
  Other current assets                           83,000       178,000
       Total current assets                   3,703,000     3,993,000
  Property and equipment, net                    99,000        77,000
     Total assets                            $3,802,000    $4,070,000

  Accounts payable                           $  104,000    $  166,000
  Accrued expenses and
    other current liabilities                   382,000       579,000
       Total current liabilities                486,000       745,000
       Total stockholders' equity             3,316,000     3,325,000
     Total liabilities and stockholders'
       equity                                $3,802,000    $4,070,000




    CONTACT: Technical Communications Corporation
             Michael P. Malone, 978-287-5100
             Chief Financial Officer
             www.tccsecure.com